Exhibit 99.1

                   Double-Take(R) Software Acquires
                            TimeSpring(R)

           Company Extends Customers' Recovery Options with
               "Any-Point-In-Time-Recovery" Capabilities


    SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--Dec. 26, 2007--Double-Take(R) Software (NASDAQ: DBTK) today announced the acquisition of TimeSpring(R), a continuous data protection software company. The acquisition bolsters Double-Take Software's protection and back-up capabilities for virtualized and physical server environments. Double-Take Software will integrate TimeSpring's unique abilities to create any-point-in-time application consistent recovery points into its suite of product offerings.

    "We feel TimeSpring offers the best point-in-time recovery capabilities in the market and we are thrilled that Double-Take
Software has selected us to extend its protection and recovery portfolio," said Rick Carlson, CEO of TimeSpring.

    With this acquisition, Double-Take Software broadens its overall recovery strategy. Today business customers use Double-Take continuous data replication to instantly recover the most recent version of their data, applications and operating system. Adding TimeSpring to the Double-Take suite of products, the company extends its recovery approach beyond disaster recovery for catastrophic failures, to operational recovery, such as recovering from routine human errors. TimeSpring enhances Double-Take to perform granular, or item-level recoveries, from any point in time. The combination of Double-Take continuous replication with TimeSpring's Any-Point-In-Time capabilities allows IT administrators the ability to "rewind" and "fast-forward" the data on the server and recover to the moment before an unwanted change.

    The granularity of operational recovery extends to the application-level, which allows users to see application data in native format so they can easily recover from any point in time. The product's application awareness allows administrators to determine application consistency points which further enable their ability to achieve superior operational recovery. This combined technology also impacts how IT managers protect and recover specific applications as follows:

    -- Microsoft SQL - Recover SQL databases from multiple points in time.

    -- Microsoft SharePoint Services - Rewind through multiple versions of a SharePoint site directly from within a browser and recover items simply by dragging and dropping them from an older version of the site to the latest version.

    -- Microsoft Exchange - Access to item-level recovery capabilities allowing for quick recovery of entire Exchange mailbox databases or individual mail items, calendar appointments and even Outlook tasks.

    "In addition to acquiring TimeSpring's patented technology, Double-Take Software is excited to be adding the Montreal-based company's employees to its roster," said Dean Goodermote, CEO of Double-Take Software. "TimeSpring's engineering expertise, specifically in the area of file systems and application level recovery, fits extremely well into Double-Take Software's core capabilities as does its product design into our architecture. This strategic acquisition aligns well with Double-Take Software's existing and future products," Goodermote added.

    The transaction was structured as a purchase of 100% of the outstanding shares of TimeSpring, for a total cash purchase price of approximately $8.3M plus transaction costs, subject to certain customary post-closing adjustments.

    Conference call information

    Double-Take Software will host a conference call at 5 p.m. ET today to discuss this announcement. To participate in the conference call, please dial 800-817-2743 if you are calling within the United States or 913-312-1484 if you are calling from outside the United States. A live web cast will also be available on the investor relations section at www.DoubleTake.com.

    If you are unable to participate in the conference call, an audio replay of the call will be available approximately two hours after the conclusion of the call and remain available until Monday, December 31, 2008 at 11:59 p.m. ET. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter replay pass code number 9892404.

    A replay of the web cast will be available on the investor relations section at www.DoubleTake.com approximately two hours after the conclusion of the call and will remain available for 90 calendar days.

    About Double-Take(R) Software

    Headquartered in Southborough, Massachusetts, Double-Take(R) Software (Nasdaq: DBTK) is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than ten thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

    This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements statements at any time.

    (C) Double-Take Software. All rights reserved. Double-Take, GeoCluster, and NSI are registered trademarks of Double-Take Software, Inc. Balance, Double-Take for Virtual Systems and Double-Take ShadowCaster are trademarks of Double-Take Software, Inc. Microsoft, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries. TimeSpring is a trademark of TimeSpring Software Corporation. All other trademarks are the property of their respective companies.


    CONTACT: Double-Take Software
             S. Craig Huke, 317-572-1857
             Chief Financial Officer
             investor@doubletake.com
             or
             Sapphire Investor Relations, LLC
             Erica Mannion, 212-766-1800
             Investor Relations
             investor@doubletake.com